Exhibit 99.1

Scripps reports first-quarter results

For immediate release	(NYSE: SSP)
May 9, 2014

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) today reported operating results for the first quarter of 2014.

Television operating revenues were up 5.4 percent in the first quarter of 2014, driven by strong local advertising and retransmission revenue growth and higher-than-expected political advertising revenue of $2.7 million.

Retransmission fees from cable and satellite providers increased 19.5 percent to $12.5 million. In 2014, the company will renegotiate retransmission agreements covering more than one-third of our subscribers.

Newspaper operating revenues declined 1 percent from the year-ago quarter, moderated by increases in subscription revenue. Segment profit increased $2.6 million over the 2013 quarter due to a $3.5 million drop in employee-related costs.

In February, Scripps reached agreement to acquire the ABC affiliate in Buffalo and a MyNetworkTV affiliate in Detroit from Granite Broadcasting Corp. for $110 million in cash. The Federal Communications Commission has approved the transaction, and the deal is expected to close in the second quarter.

Commenting on the results, Scripps Chairman, President and CEO Rich Boehne said:

“The political season already has been good to us. A better-than-expected kick-off from a special election in Florida helped drive up television operating revenues, which also were boosted by a strong local advertising climate and a rise in retransmission revenue.

“In the newspaper division, we saw a third consecutive quarter of subscription revenue growth coming from our print and digital subscription bundles along with targeted price increases. Despite the slight decline in operating revenues, segment profit also increased.

“Our digital team oversaw the launch of what could be the first paid digital content service in the broadcast TV industry. Following investments in content, functionality and sales infrastructure, we’re now able to use the WCPO.com Insider service in Cincinnati to better test and model the opportunity for local television brands. This service will let us better meet the needs and desires of our digital-only media consumers. We’re off to a great start and already learning lessons about how to better build value in TV markets through digital services.”

Consolidated revenues were $204 million, up 2.6 percent or $5.1 million, primarily due to the increases in retransmission revenue, political advertising and subscription revenue.

Costs and expenses for segments, shared services and corporate were $188 million, essentially flat when compared to the prior-year period.

The company reported a loss from operations before income taxes of $0.8 million in the first quarter of 2014 compared to a loss of $7.6 million in the year-ago quarter.

Net loss attributable to Scripps was $0.6 million, or 1 cent per share, in the 2014 quarter and $2.7 million, or 5 cents per share, in the 2013 quarter. The tax benefit for the 2013 quarter includes $1.1 million, or 2 cents per share, in favorable adjustments to the company’s tax reserves.

First-quarter results by segment are as follows:

Television
In the first quarter of 2014, revenue from television stations was $102 million, up $5.3 million from the prior-year quarter. The current-year period included $2.7 million of political revenue and $1.7 million in incremental 2014 Winter Olympics advertising on our three NBC-affiliated stations.
Advertising revenue broken down by category was:

•	Local, up 3.7 percent to $55.6 million

•	National, down 5.5 percent to $25.4 million

•	Political, $2.7 million compared to $0.3 million in the 2013 quarter

•	Retransmission fees, up 19.5 percent to $12.5 million

Digital revenue increased 17 percent to $4.4 million.

Total segment expenses increased 1 percent to $81.2 million, primarily driven by higher employee-related costs.

First-quarter segment profit in the television division was $21 million, compared with $16.5 million in the year-ago quarter.

Newspapers
Revenue from newspapers was $98.5 million in the first quarter of 2014, down 1 percent from the prior-year quarter. The continued decline in advertising and marketing services revenue was partially offset by an increase in subscription revenue.

Advertising and marketing services revenue was $59.9 million, down 5.4 percent from the 2013 quarter, in line with the fourth-quarter decline of 5.7 percent.

Advertising revenue broken down by category was:

•	Classified, down 5 percent to $17.2 million

•	Real Estate - up 1.7 percent

•	Employment - down 3.5 percent

•	Automotive - down 9.6 percent

•	Local, down 4.8 percent to $19.3 million

•	Preprint and other, down 3.9 percent to $15.6 million

•	National, down 26 percent to $1.4 million

•	Digital, down 5.6 percent to $6.3 million

In the first quarter, subscription revenue increased 6 percent to $32.3 million, driven by the subscription bundles introduced in 2013 as well as single-copy price increases.

Expenses for the newspaper group were $89.9 million, a decrease of 3.9 percent from the prior-year quarter. Employee costs decreased 8 percent, primarily due to lower employment levels, and newsprint expense decreased 11 percent, primarily due to an 8.7 percent decline in price.

Segment profit in the newspaper division was $8.5 million in the first quarter of 2014, an increase of $2.6 million from the 2013 quarter.

Shared services and corporate
The “shared services and corporate” line of the company’s financial statements includes certain incremental investments in hiring and developing digital-only sales people, streamlining the digital sales process, and creating digital content.

Shared services and corporate expenses were $14.4 million, an increase of $2.5 million from the 2013 quarter. Nearly all of this increase was due to costs to grow digital offerings and revenue.

During the first quarter, the company hired 20 of the approximately 50 additional digital sales professionals it plans to add during 2014.

Financial condition
On March 31, cash and cash equivalents totaled $187 million, while total debt was $200 million. On Jan. 1, we completed the acquisition of Newsy, a digital video news service, for $35 million in cash.

Also in the first quarter, the company repurchased approximately 1 million shares for $17.8 million. Of the $100 million the board of directors authorized in November 2012, approximately $8 million remains. This week, the board authorized a new repurchase program for up to $100 million of its Class A common shares. The shares may be repurchased from time to time at management’s discretion, either in the open market, through pre-arranged trading plans or in privately negotiated block transactions. The authorization expires Dec. 31, 2016.

Looking ahead
The impact of the Granite acquisition is not included in the guidance for the second quarter.

Year-over-year in the second quarter of 2014, management expects:

•	Television revenues and expenses to be up high-single digits

•	Newspaper revenues and expenses to be about flat

•	Expenses for shared services and corporate to be about $15 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s first-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, and click on the “Investor Information” menu bar, then “audio archives”.

To access the conference call by telephone, dial (800) 611-1147 (U.S.) or (612) 332-0634 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call ("first-quarter earnings report") to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time May 9 until 11:59 p.m. May 19. The domestic number to access the replay is (800) 475-6701 and the international number is (320) 365-3844. The access code for both numbers is 324284.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose "Investor Information," then "audio archives".

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (www.scripps.com) serves audiences and businesses through a growing portfolio of television, print and digital media brands. After approval of its acquisition of two Granite Broadcasting stations later this year, Scripps will own 21 local television stations as well as daily newspapers in 13 markets across the United States. It also runs an expanding collection of local and national digital journalism and information businesses including digital video news service Newsy. Scripps also produces television programming, runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the longti me steward of one of the nation’s largest, most successful and longest-running educational programs, Scripps National Spelling Bee. Founded in 1879, Scripps is focused on the stories of tomorrow.

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Contact Carolyn Micheli, The E.W. Scripps Company, 513-977-3732
carolyn.micheli@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended March 31,
(in thousands, except per share data)	2014	2013

Operating revenues	$203,794	$198,653
Segment, shared services and corporate expenses	(188,419)	(187,593)
Defined benefit pension plan expense	(1,378)	(1,969)
Acquisition and related integration costs	(262)	—
Separation and restructuring costs	—	(976)
Depreciation and amortization	(11,729)	(11,814)
(Losses) gains, net on disposal of property, plant and equipment	(68)	(5)
Operating expenses	(201,856)	(202,357)
Operating income (loss)	1,938	(3,704)
Interest expense	(2,254)	(2,613)
Miscellaneous, net	(445)	(1,304)
Loss from operations before income taxes	(761)	(7,621)
Benefit for income taxes	149	4,950
Net loss	(612)	(2,671)
Net loss attributable to noncontrolling interests	—	—
Net loss attributable to the shareholders of The E.W. Scripps Company	$(612)	$(2,671)
Net loss per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:	$(0.01)	$(0.05)

Weighted average basic shares outstanding	56,084	56,330
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Our television segment includes 10 ABC affiliates, three NBC affiliates, one independent station that we operate as a duopoly with our Kansas City NBC affiliate and five Azteca America affiliates. Our television stations reach approximately 13% of the nation's households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers and retransmission fees received from cable operators and satellite carriers.

Our newspaper segment includes daily and community newspapers in 13 markets across the United States. Newspapers earn revenue primarily from the sale of advertising space to local and national advertisers and newspaper subscription fees.
Syndication and other primarily includes certain digital operations outside of our television and newspaper markets and syndication of news features and comics and other features for the newspaper industry. Newsy, a digital video news services, also operates under syndication and other.
We allocate a portion of certain digital and corporate costs and expenses, including information technology, certain employee benefits, digital operation services and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes, and deferred income taxes. A portion of our digital operations, which are not allocated to our television and newspaper segments, is included in shared services and corporate.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense (other than current service cost), income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating performance of our business segments is as follows:

	Three Months Ended March 31,
(in thousands)	2014	2013	Change

Segment operating revenues:
Television	$102,142	$96,866	5.4%
Newspapers	98,490	99,488	(1.0)%
Syndication and other	3,162	2,299	37.5%
Total operating revenues	$203,794	$198,653	2.6%

Segment profit (loss):
Television	$20,972	$16,492
Newspapers	8,549	5,937
Syndication and other	212	478
Shared services and corporate	(14,358)	(11,847)
Defined benefit pension plan expense	(1,378)	(1,969)
Acquisition and related integration costs	(262)	—
Separation and restructuring costs	—	(976)
Depreciation and amortization	(11,729)	(11,814)
(Losses) gains, net on disposal of property, plant and equipment	(68)	(5)
Interest expense	(2,254)	(2,613)
Miscellaneous, net	(445)	(1,304)
Loss from operations before income taxes	$(761)	$(7,621)

Operating revenues for our television segment were as follows:

	Three Months Ended March 31,
(in thousands)	2014	2013	Change

Segment operating revenues:
Local	$55,634	$53,655	3.7%
National	25,372	26,862	(5.5)%
Political	2,681	329
Retransmission	12,474	10,442	19.5%
Digital	4,405	3,776	16.7%
Other	1,576	1,802	(12.5)%
Total operating revenues	$102,142	$96,866	5.4%
Operating revenues for our newspaper segment were as follows:

	Three Months Ended March 31,
(in thousands)	2014	2013	Change

Segment operating revenues:
Local	$19,299	$20,279	(4.8)%
Classified	17,249	18,164	(5.0)%
National	1,448	1,943	(25.5)%
Preprint and other	15,635	16,262	(3.9)%
Digital advertising and marketing services	6,285	6,660	(5.6)%
Advertising and marketing services	59,916	63,308	(5.4)%
Subscriptions	32,299	30,471	6.0%
Other	6,275	5,709	9.9%
Total operating revenues	$98,490	$99,488	(1.0)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of March 31, 2014	As of December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$187,119	$221,255
Other current assets	165,311	180,799
Total current assets	352,430	402,054
Investments	16,025	16,567
Property, plant and equipment	347,071	353,797
Goodwill	56,682	27,966
Other intangible assets	141,839	137,862
Deferred income taxes	7,875	8,733
Miscellaneous	29,242	19,151
TOTAL ASSETS	$951,164	$966,130

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$14,811	$16,529
Customer deposits and unearned revenue	27,121	28,633
Current portion of long-term debt	2,000	2,000
Accrued expenses and other current liabilities	68,750	65,959
Total current liabilities	112,682	113,121
Long-term debt (less current portion)	197,500	198,000
Other liabilities (less current portion)	104,787	107,272
Total equity	536,195	547,737
TOTAL LIABILITIES AND EQUITY	$951,164	$966,130

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended March 31,
(in thousands)	2014	2013

Numerator (for basic and diluted earnings per share)
Net loss attributable to the shareholders of The E.W. Scripps Company	$(612)	$(2,671)
Less income allocated to RSUs	—	—
Numerator for basic and diluted earnings per share	$(612)	$(2,671)
Denominator
Basic weighted-average shares outstanding	56,084	56,330
Effective of dilutive securities:
Stock options held by employees and directors	—	—
Diluted weighted-average shares outstanding	56,084	56,330